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                                                                    Exhibit 10.6

                             DATA SERVICES AGREEMENT

                                     between

                        THE DUN & BRADSTREET CORPORATION

                                       and

                      THE NEW DUN & BRADSTREET CORPORATION

                            Dated as of June 30, 1998
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            DATA SERVICES AGREEMENT (this "Agreement"), dated as of June 30,
1998 (the "Agreement Date"), by and between THE DUN & BRADSTREET CORPORATION (the "Corporation") and THE NEW DUN & BRADSTREET CORPORATION ("New D&B").

                              W I T N E S S E T H:

            WHEREAS, the Board of Directors of the Corporation has determined that it is appropriate, desirable and in the best interests of the holders of shares of common stock, par value $1.00 per share, of Corporation ("Corporation Common Stock"), to take certain steps to reorganize Corporation's subsidiaries and businesses and then to distribute to the holders of the Corporation Common Stock all the outstanding shares of common stock of New D&B (the "Distribution");

            WHEREAS, prior to the Distribution Date, Dun & Bradstreet, Inc. ("Service Provider") a subsidiary of New D&B, has provided and R.H. Donnelley, Inc. ("Recipient"), a subsidiary of the Corporation, has purchased, pursuant to various written and oral agreements, the Services described in this Agreement; and

            WHEREAS, in order to facilitate the orderly continuation of Recipient's business for a transitional period after the Distribution Date, New D&B, on behalf of Service Provider, has agreed to provide to Recipient, and the Corporation, on behalf of Recipient, has agreed to purchase from Service Provider, the Services described in this Agreement.

            NOW, THEREFORE, in consideration of the agreements as set forth below, it is agreed as follows:

                     ARTICLE 1. DEFINITIONS AND CONSTRUCTION

            1.1 Definitions. The following defined terms shall have the meanings specified below:

            (1) "Agreement" shall have the meaning set forth in the Heading.

            (2) "Agreement Date" shall have the meaning set forth in the Heading.

            (3) "Alternative Provider" shall mean any alternative external service provider selected by Recipient for the provision of services similar to the Services following the expiration or termination of this Agreement.

            (4) "Corporation" shall have the meaning set forth in the preamble.

            (5) "Data Center" shall mean Service Provider's data center located at Berkeley Heights, New Jersey and any successor location.

            (6) "Data Processing Services" shall mean the data processing services described in Schedule A.
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            (7) "Distribution" shall have the meaning set forth in the Recitals.

            (8) "Distribution Agreement" shall mean the Distribution Agreement, dated as of June 30, 1998, between the Corporation and New D&B.

            (9) "Distribution Date" shall mean the date on which the Distribution is made under the Distribution Agreement.

            (10) "Fees" shall mean those charges for the Services set forth in Schedule D.

            (11) "New D&B" shall have the meaning set forth in the preamble.

            (12) "Recipient" shall have the meaning set forth in the Recitals.

            (13) "Recipient Data" shall mean all data or information supplied by Recipient to Service Provider for processing or transmission in connection with the Services.

            (14) "Recipient Software" shall mean the software and related documentation owned or licensed by Recipient as set forth on Schedule C.

            (15) "Service Provider" shall have the meaning set forth in the Recitals.

            (16) "Service Provider Software" shall mean the software and related documentation (a) owned, acquired or developed by Service Provider that is used in connection with the provision of the Services or (b) licensed or leased by Service Provider from a third party which is used in connection with the provision of the Services. The Service Provider Software is set forth in Schedule E.

            (17) "Services" shall mean the Data Processing Services.

            (18) "Term" shall have the meaning set forth in Article 2.

            1.2 References. In this Agreement and the Schedules to this
Agreement:

            (1) the Schedules to this Agreement shall be incorporated in and deemed part of this Agreement and all references to this Agreement shall include the Schedules to this Agreement; and

            (2) references to the word "including" or the phrase "e.g." in this Agreement shall mean "including, without limitation".

            1.3 Headings. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

            1.4 Interpretation of Documents. In the event of a conflict between this Agreement and the terms of any of the Schedules, the terms of this Agreement shall prevail.
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                          ARTICLE 2. TERM OF AGREEMENT

            The term of this Agreement shall commence on the Distribution Date and shall continue until 12:00 midnight (Eastern Standard Time) on March 31, 1999 (the "Term"), unless extended as set forth below or terminated earlier pursuant to Section 14.1. Subject to Schedule D, Recipient may extend the term of this Agreement through 12:00 midnight (Eastern Standard Time) on December 31, 1999 (the "Extended Term") by giving notice to Service Provider no later than January 1, 1999.


                               ARTICLE 3. SERVICES

            Service Provider shall provide to Recipient, and Recipient shall purchase from Service Provider the Data Processing Services described in Schedule A. The Services shall be provided with substantially the same degree of care and diligence as such services had been provided to Recipient during the period prior to the Distribution Date. The Services shall be provided at the levels of service set forth in Schedule B.


                        ARTICLE 4. RECIPIENT OBLIGATIONS

            4.1 Recipient Software. With respect to the Recipient Software, Recipient shall:

            (1) maintain the Recipient Software and operational features at the same level that was provided immediately prior to the Distribution Date, and shall receive maintenance services from those third party service providers that provided maintenance services to Recipient immediately prior to the Distribution Date; and

            (2) upon notice from Service Provider (which notice shall include Service Provider's estimate of the costs, if any, of the enhancement or modification) as soon as possible after it has been determined that an enhancement or modification is necessary, but in any event upon at least thirty
(30) days' notice, enhance or modify such Recipient Software and operational features as may be necessary to remain compatible with any systems used by Service Provider in connection with the Services; provided, however, in the event such enhancement or modification results in Service Provider incurring any incremental expense or providing any additional resources, Recipient shall be responsible for the payment of such incremental expense or the costs of such additional resources.

            4.2   Generally.  Recipient shall:

            (1) comply with any reasonable instructions provided by Service Provider that are necessary for Service Provider to adequately provide the Services;

            (2) comply with all standards and procedures applicable to the Data Center;
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            (3) promptly report any operational or system problem to Service
Provider;

            (4) maintain a business recovery plan detailing the requirements of Recipient in the event of the occurrence of a disaster affecting the Services and periodically test such plan.

            4.3 Associated Equipment. Recipient shall maintain and be responsible for all costs (including personnel, maintenance and repair) associated with communications equipment (including terminals, communications hardware, modems and telephone lines) that Recipient owns or operates and that is not located at the Data Center necessary to provide the Services or to transmit the Recipient Data for processing at the Data Center.

            4.4 Security. Recipient shall ensure that user accounts shall only be used by the person for whom such account was created or other authorized personnel. Recipient shall promptly inform Service Provider of any individual who is no longer authorized to use the Services.


                          ARTICLE 5. PROPRIETARY RIGHTS

            5.1 Recipient Software. Recipient shall grant a non-exclusive, nontransferable, royalty-free right for Service Provider, solely in connection with providing the Services, to (1) have access to and operate the Recipient Software and (2) use any other hardware, software and documentation owned by Recipient that is necessary to allow Service Provider to perform the Services. Recipient represents and warrants that it has obtained or will obtain all consents or approvals necessary in connection with Service Provider's use of the Recipient Software, the Licensed Documentation and any other such hardware, software and documentation.

            5.2 Service Provider Software. All Service Provider Software is, or shall be, and shall remain, the exclusive property of Service Provider or its third party licensor and Recipient shall have no rights or interests to the Service Provider Software. Service Provider represents and warrants that it has obtained or will obtain all consents or approvals necessary in connection with Service Provider's use of the Service Provider Software to provide the Services. Notwithstanding the foregoing, in connection with Software licensed from IBM, Service Provider acknowledges that it has been verbally advised by IBM that the Service Provider Software provided by IBM may be used by Service Provider to provide the Services. However, if IBM or any other licensor of Service Provider Software no longer permits Service Provider to use the Service Provider Software or any portion thereof to provide the Services, Recipient shall obtain a license for such software at its own cost (which permits Service Provider to use such software to provide the Services), Service Provider shall reduce the Fees to reflect such reduction in its costs and Service Provider shall not be responsible for the loss of the right to use such software to provide the Services or for any failure or delay of Recipient in procuring such license provided that Service Provider gives notice to Recipient and reasonably assists Recipient in procuring such license. If Recipient's use of Service Provider Software no longer qualifies for consideration under IBM's "parallel sysplex pricing program" as part of Service Provider's agreement with IBM, Recipient will either pay to Service Provider the resulting increase in cost to Service Provider or obtain a license for such software at its own cost (which permits Service Provider to use such software to provide the Services) and in the latter event Service Provider shall reduce the Fees to reflect the reduction in its costs. If Recipient's use of any Service Provider Software results in the imposition of any "multiversion charges", then
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Recipient shall pay to Service Provider the resulting increase in cost.


                                 ARTICLE 6. DATA

            6.1 Form of Data. All data submitted by Recipient to Service Provider in connection with the Services shall be in the form substantially similar to that submitted before the Distribution Date, unless otherwise agreed to in writing by the parties.

            6.2 Ownership of Data. The Recipient Data is and shall remain the property of Recipient or its customers.

            6.3 Ownership of Media. All media upon which Recipient Data is stored is and shall remain the property of Recipient. In the event additional media is needed, it shall be obtained by Recipient, and be the property of Recipient or its lessor.

            6.4 Responsibility for Data. Recipient is responsible from the Agreement Date for (1) the accuracy and completeness of the data submitted by Recipient in connection with the Services and (2) any errors in and with respect to data obtained from Service Provider because of any inaccurate or incomplete data submitted by Recipient to Service Provider.


                                 ARTICLE 7. FEES

            7.1 Fees. Recipient shall pay to Service Provider the fees set forth in Schedule D in respect of each of the Services.

            7.2 Time of Payment. The Fees shall be paid by Recipient monthly in arrears on or before the first business day immediately following the end of each whole or partial calendar month of the Term or the Extended Term, as the case may be.

            7.3 Additional Services. In the event that Recipient believes that its use of a Service will increase above that set forth in Schedule A or in Schedule B for such Service, then Recipient shall notify Service Provider of the need for such an increase. Service Provider shall then determine whether any additional hardware or software is necessary in order for Service Provider to provide the Service and any additional Fees that Service Provider will charge for such additional Service. In the event that the parties agree that such additional Service shall be provided, then, in the event that additional hardware or software is required, (1) Recipient shall acquire, and provide to Service Provider, such additional hardware or software (and the right for Service Provider to use same to provide the Services) and Recipient shall pay to the supplier or third party lessor or licensor, as may be applicable, the purchase or lease fees in respect of such additional hardware or software and
(2) Service Provider shall implement the agreed-upon increase to the Fees.

            7.4 Taxes. Recipient shall pay any value-added tax and any tariff, duty, export or import fee, sales tax, use tax, service tax or other tax or charge subsequently imposed by any government or government agency on Recipient or Service Provider with respect to the Services or the execution or performance of this Agreement.
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            7.5 Late Payments. Any undisputed fees or payments owing to Service
Provider pursuant to this Agreement that are not paid when due (other than as a result of a delay directly caused by Service Provider or its affiliates) shall bear interest at the rate of one and one-half (1 1/2) percent per month, but in no event to exceed the highest lawful rate of interest, calculated from the date such amount was due until the date payment is received by Service Provider.


                                ARTICLE 8. AUDITS

            No more than one (1) time during the Term of this Agreement and one
(1) additional time during any Extended Term, Recipient shall have the right during normal business hours and upon reasonable advance notice (but not less than thirty (30) days' notice), to review the computer printouts and reports and other records of Service Provider to the extent such books and records relate to the provision by Service Provider of the Services. Any such review shall be conducted at Recipient's sole expense.


                           ARTICLE 9. CONFIDENTIALITY

            Each of the Parties shall not use or permit the use of (without the prior consent of the other) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other Party in its possession, its custody or under its control (except to the extent that (1) such information has been in the public domain through no fault of such Party or (2) such information has been later lawfully acquired from other sources by such Party or (3) this Agreement or any other agreement entered into pursuant to this Agreement permits the use or disclosure of such information) to the extent such information (a) relates to the period up to the Distribution Date or (b) is obtained in the course of providing or receiving the Services pursuant to this Agreement, and each Party shall not (without the prior consent of the other) otherwise release or disclose such information to any other person, except such Party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such Party has used commercially reasonable efforts to consult with the other Party prior to such disclosure.


                              ARTICLE 10. INDEMNITY

            10.1 Subject to Section 5.2, Service Provider shall indemnify and hold harmless Recipient in respect of all claims, costs, expenses, damages and liabilities (including reasonable attorneys' fees) arising from any claim by a third party licensor that the Service Provider Software made available to Recipient by Service Provider infringes such third party's proprietary rights.

            10.2 Recipient shall indemnify and hold harmless Service Provider in respect of all claims, costs, expenses, damages and liabilities (including reasonable attorneys' fees) arising from any claim by a third party licensor that the Recipient Software made available to Service Provider by Recipient infringes such third party's proprietary rights or otherwise for a breach of
Section 5.1.
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               ARTICLE 11. DISCLAIMER AND LIMITATION OF LIABILITY

            11.1 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES, THE RECIPIENT SOFTWARE AND THE SERVICE PROVIDER SOFTWARE, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            11.2 Limitation of Liability. Neither of the parties shall be liable to the other (or any claiming under or through the other) for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims relating to the Services or a Party's performance under this Agreement regardless of the form of action (including negligence). Except as may arise as a result of a party's gross negligence or willful misconduct, and as set forth in Section 10 above, each party's liability for direct damages arising in connection with its performance or failure to perform under this Agreement shall in no event exceed three (3) months' Fees hereunder.

            11.3 Acknowledgement. Recipient acknowledges that Recipient has licensed, purchased or selected the Recipient Software and Service Provider Software and the hardware upon which such software is installed to be used by Service Provider in the provision of the Services, or directed Service Provider to use same. Service Provider shall have no obligation to determine whether or not the Recipient Software and Service Provider Software and the hardware upon which such software is installed is adequate for Recipient's purposes, including, but not limited to, the ability of such Recipient Software and Service Provider Software and the hardware upon which such software is installed to adequately process Recipient Data or adequately handle "Year 2000" issues, such obligations being solely that of Recipient.

            11.4 Relief From Obligations. Service Provider shall be relieved of its obligations under this Agreement to the extent that it's ability to perform is limited, hindered or disrupted by the acts or omissions of Recipient, including Recipient's failure to perform its obligations under this Agreement in a prompt and timely manner.


                         ARTICLE 12. DISPUTE RESOLUTION

            12.1 Procedure. Any disputes arising out of or in connection with this Agreement shall be settled in accordance with the dispute resolution mechanisms set forth in Article VI and Section 8.17 of the Distribution Agreement.

            12.2 Continuity of Services and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide the Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 12 with respect to all matters not subject to such dispute, controversy or claim.
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                  ARTICLE 13.  CONTINUED PROVISION OF SERVICES

            13.1 Force Majeure. Service Provider shall not be in default of its obligations hereunder for any delays or failure in performance resulting from any cause or circumstance beyond the reasonable control of Service Provider, provided that Service Provider exercises commercially reasonable efforts to perform its obligations in a timely manner. If any such occurrence prevents Service Provider from providing any of the Services, Service Provider shall cooperate with Recipient in obtaining, at Recipient's sole expense, an alternative source for the affected Services, and Recipient shall be released from any payment obligation to Service Provider in respect of such Services during the period of such force majeure.

            13.2 Disaster Recovery. Recipient shall maintain a mainframe computer disaster recovery coverage plan, including coverage for the Services. Service Provider shall provider mainframe computer capacity for business recovery purposes as set forth on Schedule F. Upon the occurrence of a disaster affecting the Services relating to mainframe computing, Service Provider shall assist Recipient in the implementation of the mainframe computer disaster recovery procedures and Recipient shall be responsible for its proportionate share of any fees incurred by Service Provider in connection with implementing such procedures. Recipient shall provide Service Provider with a copy of the plan at the beginning of each contract year and promptly after each change thereto.


                             ARTICLE 14. TERMINATION

            14.1 For Convenience. Recipient may terminate this Agreement at any time during the Term or the Extended Term, as the case may be, upon ninety (90) days' notice to Service Provider.

            14.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 14.1, Recipient shall pay to Service Provider, no later than the effective date of such termination, the balance of the Fees due for the Term and/or the Extended Term, as the case may be.


                   ARTICLE 15. TERMINATION ASSISTANCE SERVICES

            Upon the expiration of this Agreement or the effective date of termination of this Agreement, Service Provider shall have no further obligation to provide the Services to Recipient and for a period of up to (a) sixty (60) days prior to the expiration or the effective date of termination of this Agreement and (b) thirty (30) days following the expiration or the effective date of termination of this Agreement, Service Provider shall use reasonable efforts to cooperate, at Recipient's expense, with (i) the Alternative Provider or (ii) Recipient, in connection with the transfer of the Services, the Recipient Data and the Recipient Software, from Service Provider to the facilities of (x) the Alternative Provider or (y) Recipient, as requested by Recipient.

                      ARTICLE 16. MISCELLANEOUS PROVISIONS
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            16.1 No Waivers. No failure on the part of either Party to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise by a Party of any right or remedy hereunder preclude any other right or remedy or further exercise thereof or the exercise of any other right.


            16.2 Consents, Approvals and Requests. Unless otherwise specified in this Agreement, all consents and approvals, acceptances or similar actions to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

            16.3 Partial Invalidity. In the event any of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

            16.4 Notices. All notices, designations, approvals, consents, requests, acceptances, rejections or other communications required or permitted by this Agreement shall be in writing and shall be sent via telecopy to the telecopy number specified below. A copy of any such notice shall also be sent by registered express air mail on the date such notice is transmitted by telecopy to the address specified below:

            If to New D&B or the Service Provider:

                  The Dun & Bradstreet Corporation
                  One Diamond Hill Road
                  Murray Hill, New Jersey 07974
                  Telecopy No.:  (908) 665-5827
                  Attention:  Chief Legal Counsel

            If to the Corporation or the Recipient:

                  R.H. Donnelley Corporation
                  One Manhattanville Road
                  Purchase, New York  10577
                  Telecopy No.:  (914) 933-6899
                  Attention:  Chief Legal Counsel

Any Party may at any time, by notice to the other Party transmitted or sent in the manner described above, change the address or telecopy number to which communications to it are to be sent.

            16.5 Relationship. The performance by Service Provider of its duties and obligations under this Agreement shall be that of an independent contractor and nothing herein contained shall create or imply an agency relationship between the Parties, nor shall this Agreement be deemed to constitute a joint venture or partnership between the Parties.

            16.6  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY
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AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS
MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

            16.7 Covenant of Further Assurances. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate this Agreement.

            16.8 Assignment. This Agreement may not be assigned by either Party, other than to an affiliate of such Party or pursuant to a corporate reorganization or merger, without the consent of the other Party. Any assignment in contravention of this Section 16.8 shall be void.

            16.9 Entire Understanding. This Agreement represents the entire understanding of the Parties with respect to the Services and supersedes all previous writings, correspondence and memoranda with respect thereto, and no representations, warranties, agreements or covenants, express or implied, of any kind or character whatsoever with respect to such subject matter have been made by either Party to the other, except as expressly set forth herein.

            16.10 Successors. Subject to the restrictions on assignment set forth in Section 16.8, this Agreement shall be binding upon and inure to the benefit of an be enforceable against the Parties hereto and their respective successors and assigns.

            16.11 Amendments. This Agreement can be modified or amended only by a written amendment executed by both Parties.

            16.12 Survival. The provisions of Article 5, Article 9, Article 10,
Article 11, Article 12, Article 15, Section 6.2, Section 6.3, Section 14.2,
Section 16.6, this Section 16.12 and Section 16.15 shall survive termination of this Agreement.

            16.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            16.14 Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than Recipient and Service Provider.

            16.15 Good Faith and Fair Dealing. Each Party hereby agrees that its performance of all obligations and exercise of all rights under this Agreement shall be governed by the fundamental principles of good faith and fair dealing.
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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.



                                  THE DUN & BRADSTREET CORPORATION

                                  By: /s/ Frank R. Noonan
                                     _______________________________________
                                     Name: Frank R. Noonan
                                     Title: Senior Vice President


                                  THE NEW DUN & BRADSTREET
                                  CORPORATION

                                  By: /s/ Volney Taylor
                                     _______________________________________
                                     Name: Volney Taylor
                                     Title: Chairman and Chief Executive Officer